Exhibit 3.1(iii)
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
BIGVAULT.COM, INC.
     BigVault.com Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”):
     DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:
RESOLVED, that the Certificate of Incorporation of BigVault.com, Inc. be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:
          “The name of the corporation is BigVault Storage Technologies Inc.”
     SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the GCL and written notice of the adoption of the amendment has been given as provided in accordance with such section to every stockholder entitled to such notice.
     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the GCL of the State of Delaware.

     In WITNESS WHEREOF, said BigVault.com Inc. has caused this certificate to be signed by Elisa Salerno, its Secretary, this 18th day of December 2000.

BigVault.com Inc.
By
Elisa Salerno
Secretary

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